Exhibit 10.33

Woodland Lease Agreement

Lessor:   Caoxiang Villagers’ Committee, Lilou Township, Bengbu City

Lessee:   Anhui Xingguang Investment(group) Co., Ltd.

This agreement is made by and between the Lessor and the Lessee whereby the Lessee rents from the Lessor a piece of woodland collectively owned by Caoxiang Village on the following terms and conditions:

1.
The Leased Land and Its Size: The leased woodland plot includes two parts. One is about 300 mu in size and located on a hill between Huanjiao Road on the north and Sunjiaxuzi Village, Yanshan Town on the west. The other is about 500 mu in size and located on a hill between Huanjiao Road on the south, Sunjiaxuzi Village, Yanshan Town on the west and Hongta Village on the north. The two parts total about 800 mu in size (see the actual measurement in the Woodland Use Certificate). The Lessee shall not sublease this leased woodland plot.

2.
The said woodland plot will be leased to the Lessee for a term of 50 years, starting on 18 July 2008 to 18 July 2058. The Lessor shall assist in changing the user’s name of the Woodland Use Certificate to be the Lessee within 30 days after the signature of contract.

3.	The Lessee shall increase its yearly rent paid to the Lessor every ten years as follows:
A.   Between July, 2008 and July, 2018, the yearly rent shall be RMB 32,000 (RMB thirty-two thousand yuan only) and the total amount shall be RMB 320,000 (RMB three hundred and twenty thousand yuan only), which shall be paid to the Lessor in three sums after this Contract comes into force, that is, two sums of RMB 96,000 (RMB ninety six thousand yuan only) paid on July, 2008 and July, 2011 respectively, and a sum of RMB 128,000 (RMB one hundred and twenty eight thousand yuan only) paid on July, 2014.
B.   Between July, 2018 and July, 2028, the yearly rent shall be RMB 37,000 (RMB thirty-seven thousand yuan only) and the total amount shall be RMB 370,000 (RMB three hundred and seventy thousand yuan only), which shall be paid to the Lessor in three sums, that is, two sums of RMB 111,000 (RMB one hundred and eleven thousand yuan only) paid on July, 2018 and July, 2021 respectively, and a sum of RMB 148,000 (RMB one hundred and forty eight thousand yuan only) paid on July, 2024.
C.   Between July, 2028 and July, 2038, the yearly rent shall be RMB 42,000 (RMB forty-two thousand yuan only) and the total amount shall be RMB 420,000 (RMB four hundred and twenty thousand yuan only), which shall be paid to the Lessor in three sums, that is, two sums of RMB 126,000 (RMB one hundred and twenty six thousand yuan only) paid on July, 2028 and July, 2031 respectively, and a sum of RMB 168,000 (RMB one hundred and sixty eight thousand yuan only) paid on July, 2034.

D.   Between July, 2038 and July, 2048, the yearly rent shall be RMB 47,000 (RMB forty-seven thousand yuan only) and the total amount shall be RMB 470,000 (RMB four hundred and seventy thousand yuan only), which shall be paid to the Lessor in three sums, that is, two sums of RMB 141,000 (RMB one hundred and forty one thousand yuan only) paid on July, 2038 and July, 2041 respectively, and a sum of RMB 188,000 (RMB one hundred and eighty eight thousand yuan only) paid on July, 2044.
E.   Between July, 2048 and July, 2058, the yearly rent shall be RMB 52,000 (RMB fifty-two thousand yuan only) and the total amount shall be RMB 520,000 (RMB five hundred and twenty thousand yuan only), which shall be paid to the Lessor in three sums, that is, two sums of RMB 156,000 (RMB one hundred and fifty six thousand yuan only) paid on July, 2048 and July, 2051 respectively, and a sum of RMB 208,000 (RMB two hundred and eight thousand yuan only) paid on July, 2054.

4.	In managing and using the woodland plot, the Lessee shall abide by all state policies and regulations related to land, agriculture and forest.

5.	Care and use of the woodland plot:
A.   During the lease term, the Lessee has the right to use the woodland plot for agriculture or forestry development and other operational activities, but shall not violate the state industry policy and industry layout. The lessee shall not be deprived of the preferential policies related to its various operational activities issued by all levels of government. The Lessee also has the right to rearrange the woodland plot structure after going through due procedures, e.g., to construct houses or roads or other installations, while the Lessor must assist the Lessee to apply for the approval of the rearrangement from the authorities.
B.   The Lessor shall assist in managing the woodland plot, such as restoring reclaimed land. The Lessor is also liable to coordinate the relationship between the Lessee and the local people so as to create a safe and favorable investment environment for the Lessee.
C.   Any burial or tomb-building is prohibited on the said woodland plot, and the Lessor shall assist in removing the original tombs on it. The Lessee shall pay due compensation to each tomb removal according to relevant state regulations.
D.  Once the Contract comes into force, the Lessee shall operate according to the Project Plan. If the Lessee does not operate according to the Project Plan and does not make any alteration within three months after the written notice was given by the Lessor, the Lessor has the right to terminate the Contract, not having to undertake any responsibility. Once it prepares to start operation, the Lessee shall invest not less than RMB 5,000,000 for the first phase of the Project (within two years). The Lessee can operate independently and shall assume sole responsibility for its own profits or losses.
E.  When the Lessee plans to recruit labor force in the Project, it shall give priority to those recommended by the Lessor, if they are equally qualified.

6.	Events of Termination
A.  If the Lessee has defaulted on a due rent payment, and still fails to pay within one month after the written notice was given by the Lessor, the Lessor has the right to terminate the Contract, not having to undertake any financial or default responsibility.

B.  If the government should expropriate the said woodland plot for public utility construction or other uses during the lease term, the Contract would be terminated automatically. The invested assets and profit losses of the Lessee shall be compensated by the expropriator, but the woodland and forest compensation fees shall belong to the Lessor.
C.  The Lessor shall not reclaim arbitrarily the said woodland plot during the lease term. The Lessor must compensate the Lessee for any financial loss caused by the Lessor’s arbitrary termination of the Contract.

7.
The Lessor and the Lessee shall decide through negotiation whether to extend the Contract six months before the expiration of the lease specified in this Contract. Where a third party wishes to lease the said woodland plot, it shall be liable to compensate the Lessee for the invested assets left on the woodland plot, based on the assets’ assessed value of the time.

8.
The Lessee shall maintain proper vigilance aimed at preventing fires or theft, and assume responsibility for any damage to any person or property from such causes as fires or wood theft, for which the Lessor shall not undertake any financial or legal responsibility.

9.
The Lessor owns the living trees on the said woodland plot (see the attached list). The Lessee only holds them in trust and shall see that they are left as originally found till the expiration of the lease. If any of the living trees is damaged by the Lessee, the Lessee shall assume the compensation responsibility. If it is damaged by a third party, the third party shall assume the compensation responsibility. If the Lessee has to fell trees for the reason of construction, the Lessor shall react favorably. If the felling has to go through due applying procedure, it must be done accordingly, and the relevant applying fees shall be undertaken by the Lessee.

10.
Both parties shall fulfil the Contract when it comes into force. In case of the breach of the Contract by either party without cause, the breaching party shall pay the observant party a penalty of RMB 10,000 and compensate the financial loss suffered by the observant party as the result of the breach. Furthermore, the observant party has the right to terminate this Contract unilaterally.

11.
Any disputes arising from or in connection with the Contract shall be settled by both parties through amicable consultations or mediations. Where such consultations or mediations fail, either party may file a lawsuit with the local people’s court.

12.
The Contract shall come into force as of the date of its official signature by both parties and its registration with the administrative department of forestry. The Contract is done in quintuplicate, with two for each party and one for Yanshan township government as a record. Both parties shall abide by the Contract strictly.

LESSOR: Caoxiang Villagers’ Committee, Lilou Township, Bengbu City
Authorized Representative (Seal):
Date: 07/17/2008

LESSEE: Anhui Xingguang Investment(group) Co., Ltd.
Authorized Representative (Seal):
Date: 07/17/2008

Supplementary Agreement To Woodland Lease Agreement

Lessor:  Caoxiang Villagers’ Committee, Lilou Township, Bengbu City

Lessee:  Anhui Xingguang Investment(group) Co., Ltd.

Through amicable consultations, both parties agree to amend the Woodland Lease Agreement made between Caoxiang Villagers’ Committee, Lilou Township, Bengbu City and Anhui Xingguang Investment(group) Co., Ltd. dated 18th July 2008 ("the 07/18/2008 Agreement"), on the terms and conditions set out in this Supplementary Agreement.

1.
The Leased Land and Its Size: The leased woodland plot includes two parts. One is about 300 mu in size and located on a hill between Huanjiao Road on the north, Sunjiaxuzi Village, Yanshan Town on the west, the gully on the border of Caoxiang Village and Fengyang on the south, and the east bank of Shuikeng on the east. The other is about 200 mu in size and located on a hill between Huanjiao Road on the south, Sunjiaxuzi Village, Yanshan Town on the west, Hongta Village on the north, and the refinery on the west. The two parts total about 500 mu in size (see the actual measurement in the Woodland Use Certificate). The Lessee shall not sublease this leased woodland plot.

3.	The Lessee shall increase its yearly rent paid to the Lessor every ten years as follows:
A.   Between July, 2008 and July, 2018, the yearly rent shall be RMB 20,000 (RMB twenty thousand yuan only) and the total amount shall be RMB 200,000 (RMB two hundred thousand yuan only), which shall be paid to the Lessor in three sums after this Contract comes into force, that is, two sums of RMB 60,000 (RMB sixty thousand yuan only) paid on July, 2008 and July, 2011 respectively, and a sum of RMB 80,000 (RMB eighty thousand yuan only) paid on July, 2014.
B.   Between July, 2018 and July, 2028, the yearly rent shall be RMB 23,000 (RMB twenty-three thousand yuan only) and the total amount shall be RMB 230,000 (RMB two hundred and thirty thousand yuan only), which shall be paid to the Lessor in three sums, that is, two sums of RMB 69,000 (RMB sixty nine thousand yuan only) paid on July, 2018 and July, 2021 respectively, and a sum of RMB 92,000 (RMB ninety two thousand yuan only) paid on July, 2024.
C.   Between July, 2028 and July, 2038, the yearly rent shall be RMB 26,000 (RMB twenty-six thousand yuan only) and the total amount shall be RMB 260,000 (RMB two hundred and sixty thousand yuan only), which shall be paid to the Lessor in three sums, that is, two sums of RMB 78,000 (RMB seventy eight thousand yuan only) paid on July, 2028 and July, 2031 respectively, and a sum of RMB 104,000 (RMB one hundred and four thousand yuan only) paid on July, 2034.
D.   Between July, 2038 and July, 2048, the yearly rent shall be RMB 29,000 (RMB twenty nine thousand yuan only) and the total amount shall be RMB 290,000 (RMB two hundred and ninety thousand yuan only), which shall be paid to the Lessor in three sums, that is, two sums of RMB 87,000 (RMB eighty seven thousand yuan only) paid on July, 2038 and July, 2041 respectively, and a sum of RMB 110,000 (RMB one hundred and ten thousand yuan only) paid on July, 2044.

E.   Between July, 2048 and July, 2058, the yearly rent shall be RMB 32,000 (RMB thirty-two thousand yuan only) and the total amount shall be RMB 320,000 (RMB three hundred and twenty thousand yuan only), which shall be paid to the Lessor in three sums, that is, two sums of RMB 96,000 (RMB ninety six thousand yuan only) paid on July, 2048 and July, 2051 respectively, and a sum of RMB 128,000 (RMB one hundred and twenty eight thousand yuan only) paid on July, 2054.

This Supplementary Agreement and "the 07/18/2008 Agreement" are equally valid.
The compensation agreement on the reclaimed land and the contracted field will be made through other consultations.

LESSOR: Caoxiang Villagers’ Committee, Lilou Township, Bengbu City
Authorized Representative (Seal):
Date: 07/29/2008

LESSEE: Anhui Xingguang Investment(group) Co., Ltd.
Authorized Representative (Seal):
Date: 07/29/2008